Nuveen Asset Management, LLC

Code of Ethics Supplement

Effective Date: January 1, 2013, as last amended August 1, 2018

Code of Ethics Supplement

Effective Date: January 1, 2013, as last amended June 21, 2018, effective August 1, 2018

The procedures and restrictions described herein are Supplemental (the “Supplement”) to the Nuveen Code of Ethics Dated July 1, 2017 and, are applicable to all Nuveen Asset Management, LLC (“NAM”) employees. The Supplement establishes additional requirements for NAM employee personal trading. Employees are required to review the Nuveen Code of Ethics (the “Code”) which contains a detailed description of personal trading restrictions applicable to all NAM employees, including pre-clearance requirements and reporting obligations.

NAM employees have an obligation to place the best interests of the NAM’s clients ahead of their own and should never place a personal trade in a security in which they have knowledge of a pending client trade or client trade that is in process.

Employee Designations

Investment Professionals - All NAM Employees

All NAM employees are designated as Investment Persons (“IP”) for purposes of the Code and this Supplemental Policy. The personal trading of IPs are monitored against the trading activity of NAM. IPs and their respective household members are prohibited from purchasing or selling a security within seven (7) calendar days before and 7 calendars after a NAM client account purchase or sells such security.

Multi-Hatted NAM Employees

Certain of NAM’s employees have been designated as multi-hatted IPs of NAM and of one or more designated affiliates. Such multi hatted employees and their respective household membersi are prohibited from purchasing or selling a security within seven (7) calendar days before or after a NAM or the Nuveen Affiliated Adviser(s) client account purchases or sells such security.

Access Persons

In addition to being considered IPs (as described above) NAM employees who have not been designated as multi-hatted employees are deemed to be access persons of the designated affiliate’s securities transactions and other investment holdings, or recommendations for clients of the Nuveen affiliate advisers, since the NAM non multi-hatted employees have, or potentially could have, access to non-public information about securities transactions and other investments, holdings or recommendations for such accounts or portfolios.

The personal trading activities for NAM access persons will be reviewed for conflicts on any day when any Nuveen Affiliate-Advised Account or Portfolio for which you are monitored against has a pending buy or sell order for that security.

Personal Transactions in Municipal Securities

In addition to the trading restrictions described in the Nuveen Code of Ethics, NAM employees and their Household Members are prohibited from effecting transactions in municipal securities in any Reportable Account, other than a Managed Account. As used herein, the terms “Household Member”, “Reportable

Account” and “Managed Account” shall have the meanings given to such terms in the Nuveen Code of Ethics.

“Municipal securities” has the meaning set forth in Section 3(a)(29) of the Securities Exchange Act of 1934 and include, but are not be limited to, any bond, note, warrant, certificate of participation or other obligation issued by any state or local government or their agencies or authorities (such as cities, towns, villages, counties or special districts or authorities), or derivatives creating exposure to such securities. If you have any questions regarding whether a security is considered a municipal security under this supplement, please consult with Nuveen Compliance.

Special Disclosure of Personal Holdings within Investment Purview

Notwithstanding, the pre-clearance and reporting requirements specified in the Code, the following special pre-approvals disclosures must also be completed.

New NAM Employees Acting As Portfolio Manager or Research Analyst

In addition to complying with SEC personal holdings disclosure rules as required in the Code, all new NAM employees, acting in the capacity of portfolio manager or research analyst, are additionally required to identify which of their current holdings in reportable accounts, are securities in which they will also invest, or make investment recommendations, on behalf of client accounts (excluding traders), based on their sector or industry focus. New NAM employees acting in the capacity of portfolio manager or research analyst, must disclose ownership of these securities using the Sector/Industry Holdings Form in the Protegent PTA (PTA) System within 7 days of hire. New IPs may also elect to sell personal holdings in which they will also invest, or make investment recommendations, on behalf of client accounts upon joining the firm to avoid future conflicts. Contact the Nuveen Ethics Office for more information about the timing of such sales.

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Existing NAM Employees Acting As Portfolio Manager or Research Analyst

Prior to requesting normal trading pre-clearance in PTA, IPs wishing to execute personal transactions in securities in which they also invest, or make investment recommendations, on behalf of client accounts (excluding traders), must first obtain special approval from the Nuveen Ethics Office using the Sector/Industry Trade Approval Form in the PTA System, before executing a personal trade and prior to requesting normal trading pre-clearance in PTA.

Portfolio managers, research analysts and research assistants who do not cover a specific industry (generalists) also must first obtain special approval from the Nuveen Ethics Office using the Sector/Industry Trade Approval Form in the PTA System before placing personal trades in securities that are also held in client accounts on whose behalf they make investments or investment recommendations.

Contact the Nuveen Ethics Office for more information.

Disclosure of Family Ownership in Companies Conducting IPOs

IPs (excluding traders) are required to disclose to the Chief Compliance Officer any family ownership or other significant interest in private companies making initial public offerings through which the IP wishes to purchase shares on behalf of client accounts or that the IP wishes to recommend for purchase by client accounts.

If you have any questions regarding any provisions under this supplement, please consult with the Chief Compliance Officer.

i Please see the Nuveen Code of Ethics for Terms with Special Meanings